Exhibit 10.7

August 11, 2017

Private & Confidential

David Abelman

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Re:          Retention Award Agreement

Dear David:

Your continued services and loyalty to Rite Aid Corporation (“us” or “we” or the “Company”) are very important to us.  We are therefore pleased to inform you that, pursuant to the terms of this letter agreement (the “Award Agreement”), you are eligible to receive a retention award in the form of a cash payment pursuant to the terms set forth herein (the “Retention Award”).  This Retention Award is intended to incentivize you to continue to use your best efforts to ensure optimal corporate performance following the termination of the Agreement and Plan of Merger, dated as of October 27, 2015 and as amended on January 29, 2017, by and between the Company, Walgreens Boots Alliance, Inc., a Delaware corporation, and Victoria Merger Sub, Inc., a Delaware Corporation and a wholly-owned direct subsidiary of Walgreens.

Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

1.             Retention Award.  You will be eligible to receive a Retention Award equal to $250,000 on November 1, 2017 (the “Vesting Date”), subject to your continued employment with the Company through the Vesting Date.  To the extent earned, the Retention Award will be payable, less applicable withholding taxes, as soon as practicable following the Vesting Date and, in any event, no later than ten (10) business days thereafter.

2.             Termination of Employment.  If your employment with the Company terminates for any reason prior to the Vesting Date, you will not receive the Retention Award.

3.             Acknowledgements.  By executing this Award Agreement, you hereby agree to maintain the confidentiality of this Award Agreement and to refrain from disclosing or making reference to its terms, except (i) as required by law, (ii) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice, or (iii) with your immediate family members (the parties in clauses (ii) and (iii), “Permissible Parties”); provided, the Permissible Parties agree to keep the terms and existence of this Award Agreement confidential.

4.             No Right of Employment.  Neither this Award Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving you, or any person whomsoever, the right to be retained in the service of the Company or its subsidiaries.  Except to the extent provided under an employment agreement with the Company, your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.

5.             Counterparts.  This Award Agreement may be signed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

We are pleased to be able to provide you with this incentive and look forward to your active participation during this important time for the Company.  If you accept the terms and conditions of this Award Agreement, please sign one of the two enclosed copies and return it to the undersigned.

Yours sincerely,

James J. Comitale
Senior Vice President, General Counsel

ACKNOWLEDGED AND AGREED:

Signature:	Date: